Exhibit 99.1

July 5, 2022

Dear Fellow Stockholder:

I am writing to notify you that, effective as of August 8, 2022, the Board of Directors (the “Board”) of GTJ REIT, Inc. (the “Company”) has adopted an Amended and Restated Share Redemption Program (the “Program”) to increase the limit on the amount of redemptions permitted each year from $1 million to $2 million, and starting in 2023, to limit the number of redemptions receiving priority for death or disability to $1 million per year.

The Board believes these amendments are in the best interests of the Company’s stockholders because the Program has been oversubscribed in each redemption period since its inception in 2017, and these amendments will allow more stockholders to participate in the Program.  In addition, there have been instances in which all or substantially all of the prior $1 million annual limit was paid to redeem shares upon the death or disability of a stockholder, leaving no funds available to redeem shares of the Company’s other stockholders.  The Board believes limiting the number of redemptions receiving priority for death or disability to $1 million per year strikes the appropriate balance of providing liquidity to stockholders in difficult circumstances, while ensuring that the Company’s other stockholders have a meaningful opportunity to participate in the Program.

Set forth below is a detailed description of the amendments to the Program:

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Beginning with the redemption period beginning June 1, 2022 and ending November 30, 2022, the Company will limit the number of shares redeemed during any calendar year to $2 million in shares, subject to sufficient funds being available.  On June 3, 2022, the Company redeemed 49,925 shares for aggregate consideration of approximately $1 million, which means there will be approximately $1 million available for redemptions for the remainder of 2022.

•

Beginning with the redemption period beginning December 1, 2022 and ending May 31, 2023, the number of redemptions receiving priority for death or disability will be limited to $1 million in shares per calendar year such that any stockholders requesting redemption upon death or disability will receive up to $1 million for shares per calendar year, and the remaining $1 million per calendar year will be available to redeem shares for the remainder of the Company’s stockholders in the following order of priority: (1) any redemptions that have been carried over from one or more previous semi-annual periods where the redemption amount remaining is less than $2,500; and (2) pro rata as to all other redemption requests (excluding redemptions upon death or disability); provided, however, that if the redemption requests upon death or disability are less than $1 million in shares in a calendar year, then the amount under $1 million would also be available for the remainder of the Company’s stockholders in accordance with the order of priority set forth in this sentence.

No other terms of the Program were changed as a result of these amendments.  A copy of the Program, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2022, is enclosed for your reference.

If you are interested in participating in the Program, I encourage you to read the Program in full.  Detailed instructions for requesting redemption of your shares are set forth in the Program and on the share redemption request form available on the Company’s website at http://www.gtjreit.com under the “Investor Relations” tab.  We will also fax you a copy of the Program and/or share redemption form if you prefer, if you call us in the office at (516) 693-5500.

Should you have any questions, please contact me, Louis Sheinker or Stuart Blau.

Sincerely,

/s/ Paul Cooper
Paul Cooper
Chief Executive Officer